Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rigel Pharmaceuticals, Inc. Inducement Plan, as amended, the Rigel Pharmaceuticals, Inc. 2018 Equity Incentive Plan, as amended, and the Rigel Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan, as amended of our reports dated March 3, 2026, with respect to the financial statements of Rigel Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
August 4, 2026